SECOND RESTATED CERTIFICATE OF INCORPORATION

                               OF

                     HEALTH CARE REIT, INC.
                  ____________________________


          We, Bruce G. Thompson, Chairman of the Board and Chief Executive Officer, and Erin C. Ibele, Vice President and Corporate Secretary, of Health Care REIT, Inc., a Delaware corporation (the "Corporation"), do hereby certify that, in accordance with the General Corporation Law of the State of Delaware, Title 8, Sections 242 and 245 of the Delaware Code (hereinafter referred to as the "GCL"), the Corporation's Certificate of Incorporation, which was originally filed on April 4, 1985, is hereby integrated and restated in its entirety to state as follows:

          1.  Name.  The name of the Corporation is Health Care
REIT, Inc.

          2. Registered Office and Agent. The address of the Registered Office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

          3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

          4. Authorized Shares. The number of shares that the Corporation is authorized to issue and have outstanding is 50,000,000, consisting of 40,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the "Common Stock"), and 10,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the "Preferred Stock"), which Preferred Stock shall have the terms and conditions as specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.

          5. Management of Business and Affairs. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (b) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (c) The initial Board of Directors shall be composed of nine members, which number may be changed in the manner provided in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (d) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation; provided, however, that no By-Law hereafter adopted shall invalidate any prior act of the directors that would have been valid if such By-Law had not been adopted.

          6. Compromise or Arrangement with Creditors or Stockholders. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          7. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the extent permitted by the GCL, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          8. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

          I, Bruce G. Thompson, being the Chairman of the Board and Chief Executive Officer of the Corporation, do hereby declare and certify that the foregoing Second Restated Certificate of Incorporation was duly adopted in accordance with the provisions of GCL Sections 242 and 245, and that the foregoing Second Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation, as amended and supplemented, and that there is no discrepancy between those provisions and the provisions of this Second Restated Certificate of Incorporation, and I further state that the execution of the Second Restated Certificate of Incorporation is my own act and deed and that the facts herein stated are true, and accordingly I have hereunto set my hand this ___ day of July, 1994.


                             ___________________________________
                             Bruce G. Thompson, Chairman of the
                             Board and Chief Executive Officer

                 Attested By_____________________________________
                            Erin C. Ibele, Vice-President and
                            Corporate Secretary

STATE OF OHIO    )
                 ) SS:
COUNTY OF LUCAS  )

         The foregoing Second Restated Certificate of Incorporation of Health Care REIT, Inc. was acknowledged before me this ___ day of July, 1994 by Bruce G. Thompson, Chairman of the Board and Chief Executive Officer, on behalf of Health Care REIT, Inc., a Delaware corporation.


                           ______________________________________
                                      Notary Public